EXHIBIT 99.1

                  7961 SHAFFER PARKWAY
[VISTA            SUITE 5
 GOLD             LITTLETON, COLORADO 80127
 LOGO]            TELEPHONE  (720) 981-1185
                  FAX  (720) 981-1186


                                           Trading Symbol:  VGZ
                                           Toronto and American Stock Exchanges
____________________________________NEWS________________________________________

VISTA GOLD CORP. ANNOUNCES AGREEMENT WITH PINTAIL ENVIRONMENTAL SOLUTIONS, LLC FOR EVALUATION OF GOLD RECOVERABILITY AT HYCROFT MINE; POTENTIAL FOR JOINT VENTURE

DENVER, COLORADO JUNE 23, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ), is pleased to announce that it has reached an agreement with Pintail Environmental Solutions, LLC (Pintail), a Denver-based biotechnology firm. The agreement calls for Pintail to complete a development program and feasibility study to demonstrate the economic and technical feasibility of recovering gold from the currently dormant heap leach pads located at the Hycroft mine site in Nevada. These pads have been treated previously to recover gold but still contain approximately 600,000 ounces of gold. Pintail is an innovative U.S. research and development firm, which has, over the last 17 years, successfully developed technology employing various natural microbial processes to enhance and accelerate gold recovery through solution leaching. Pintail believes their technology may be used to treat the gold ore in the heap leach piles and recover significant percentages of the remaining gold.

The study, to be funded solely by Pintail, is expected to last one year and to cost U.S. $500,000. If the study demonstrates that gold can be recovered for a total cost (capital plus operating costs) per recovered gold ounce of less than one half the then prevailing gold price, Pintail will earn a 50% interest in a joint venture to develop a commercial gold operation to produce gold from the heap leach piles.

Mike Richings, President and CEO, stated, "We are excited at Vista to work with Pintail on this project. Pintail is a world leader in developing this biological-based gold recovery technology. This is an example of advanced engineering technologies that Vista seeks to utilize in order to add value to all our projects."

Vista is not currently considering selling the Hycroft Mine but rather, is seeking joint venture partners to help develop the full potential of the property and minimize risk. Although Hycroft has existing proven and probable gold reserves, and Vista is currently updating the feasibility of mining these reserves, the Company believes there is considerable potential for additional gold reserves. Some of these reserves can be defined and developed by Vista but others are deep and may be better suited to exploration and development using the more substantial financial resources of a major mining company.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Howard Harlan at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com
                                      -----------------